Exhibit 5.1

June 9, 2006

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Synopsys, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 47,497,248 shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), pursuant to the Company’s 2006 Employee Equity Incentive Plan (the “2006 Plan Shares”); (ii) 450,000 shares of Common Stock pursuant to the Company’s 2005 Non-Employee Directors Equity Incentive Plan (the “Directors Shares” and together with the 2006 Plan Shares, the “Shares”); and (iii) 47,947,248 Preferred Share Purchase Rights (the “Purchase Rights”). In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company’s 2006 Employee Equity Incentive Plan (the “2006 Plan”), the 2005 Non-Employee Directors Equity Incentive Plan (the “Directors Plan” and, together with the 2006 Plan, the “Plans”), the Amended and Restated Preferred Shares Rights Agreement dated April 7, 2000 (the “Rights Agreement”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Purchase Rights, when sold and issued in accordance with the Plans and the Rights Agreement, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Brett D. White
Brett D. White